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                    AMERICA'S SENIOR FINANCIAL SERVICES, INC.

9501 N.E. 2nd Avenue, Suite 3                           Telephone:  305-751-3232
Miami Shores, FL 33138                                  Facsimile:  305-762-5548


November 21, 2000

Securities & Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Re:      Registration Statement on Form SB-2
         File No. 333-31066

Greetings:

The undersigned hereby requests withdrawal of the above-referenced Registration Statement. Due to a misunderstanding between Registrant and its counsel, counsel had not consented to the use of its name in such Registration Statement.

                                                      Very truly yours,

                                                      AMERICA'S SENIOR FINANCIAL
                                                      SERVICES, INC.

                                                      /s/ Nelson A. Locke
                                                      -------------------------
                                                      Nelson A. Locke
                                                      President